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EXHIBIT 23-CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-24265) pertaining to the Regions Financial Corporation Profit Sharing Plan of our report dated June 18, 1999, with respect to the financial statements and schedules of the Regions Financial Corporation Profit Sharing Plan included in this Annual Report (Form 11-K) for the year ended December 31, 1998.




/s/ Ernst & Young LLP
Birmingham, Alabama
June 25, 1999